UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) April 19, 2017

AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 31, 2017, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) adopted and approved the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “2017 Plan”), subject to stockholder approval at the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”). On April 19, 2017, the Company’s stockholders approved the 2017 Plan at the Annual Meeting.
The 2017 Plan provides for the grant of time-based and performance-based restricted stock units and restricted stock, stock options, stock appreciation rights, and other stock-based and cash-based awards to employees and independent contractors of the Company and its affiliates. In addition, the 2017 Plan enables the Company to grant stock-based and cash-based awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. A maximum of 5.5 million shares of the Company’s common stock (subject to adjustment as described in the 2017 Plan) may be issued pursuant to awards granted under the 2017 Plan. In connection with the adoption of the 2017 Plan, the Board delegated to its Compensation Committee (the “Compensation Committee”) all powers and authorities necessary, appropriate, or advisable to administer the 2017 Plan in all respects. The 2017 Plan replaces the AutoNation, Inc. 2008 Employee Equity and Incentive Plan and the AutoNation, Inc. Senior Executive Incentive Bonus Plan.
In January 2017, the Compensation Committee approved certain performance-based restricted stock unit awards (referred to as “RSUs”) for our named executive officers under the 2017 Plan, which awards were issued on March 1, 2017, subject to stockholder approval of the 2017 Plan and a one-year performance period based on a measure of earnings. Certain RSUs vest in equal installments over four years, and others cliff vest after three years subject to the achievement of certain additional performance goals measured over a three-year performance period. The additional performance goals are based on an additional measure of earnings, a measure of return on invested capital, and a measure of our performance relative to certain customer satisfaction indices.
The 2017 Plan is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The RSU awards were made pursuant to the Company’s Stock Unit Awards Agreement, a form of which is filed as Exhibit 10.2 to this report and is incorporated herein by reference. The foregoing summaries of the 2017 Plan and the terms of the Stock Unit Awards Agreement are qualified in their entirety by reference to the actual terms of the 2017 Plan and the form of Stock Unit Awards Agreement.
Item 5.07 Submission of Matters to a Vote of Security Holders.
On April 19, 2017, the Company held its 2017 Annual Meeting of Stockholders. At the Annual Meeting, the Company’s stockholders voted on the following five proposals and cast their votes as set forth below.
Proposal 1
The ten director nominees named in the Company’s proxy statement were elected, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, based upon the following votes:

Nominee	For	Against	Abstain	Broker Non-Votes
Mike Jackson	89,110,915	648,778	107,706	4,260,093
Rick L. Burdick	87,345,471	2,499,522	22,406	4,260,093
Tomago Collins	89,390,204	421,624	55,571	4,260,093
David B. Edelson	89,733,651	77,785	55,963	4,260,093
Karen C. Francis	89,733,705	75,380	58,314	4,260,093
Robert R. Grusky	89,672,436	139,490	55,473	4,260,093
Kaveh Khosrowshahi	89,387,958	423,493	55,948	4,260,093
Michael Larson	88,112,124	1,699,912	55,363	4,260,093
G. Mike Mikan	89,675,564	136,830	55,005	4,260,093
Alison H. Rosenthal	89,394,137	417,476	55,786	4,260,093

Proposal 2
The proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2017 was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
93,718,326	328,503	80,663	N/A
Proposal 3
The proposal to approve, on an advisory basis, the resolution on executive compensation was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
88,417,006	1,419,577	30,816	4,260,093
Proposal 4
A majority of stockholders voted for “3 Years” on the advisory vote with respect to the preferred frequency for future advisory votes on executive compensation (“Proposal 4”). Proposal 4 received the following votes:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
30,993,138	108,896	58,749,263	16,102	4,260,093
In line with the recommendation of the Company’s stockholders, the Company will include an advisory vote on executive compensation in its proxy materials every three years until the next required advisory vote on the frequency of the advisory vote on executive compensation.
Proposal 5
The proposal to approve the AutoNation, Inc. 2017 Employee Equity and Incentive Plan was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
87,921,920	1,919,096	26,383	4,260,093
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

10.1	AutoNation, Inc. 2017 Employee Equity and Incentive Plan.

10.2	Form of AutoNation, Inc. Stock Unit Awards Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	April 21, 2017	By:	/s/ C. Coleman Edmunds
C. Coleman Edmunds
Executive Vice President, General Counsel and Corporate Secretary